UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 14, 2007
Date of Report (Date of earliest event reported)

NEUROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18311 (Commission File Number)	22-2845714 (I.R.S. Employer Identification No.)

35 Northeast Industrial Road
Branford, Connecticut   06405
(Address of principal executive offices) (Zip Code)

(203) 488-8201
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of Neurogen Corporation (“Neurogen”) has appointed Stephen R. Davis as President of Neurogen, effective immediately.  Mr. Davis has been Executive Vice President of Neurogen since September 2001 and Chief Operating Officer since April 2005.  Along with his appointment as President, Mr. Davis’ base salary under his existing Amended and Restated Employment Agreement will be increased to $375,000 and his target annual bonus will be 40%.  As part of on-going succession planning by Neurogen’s Board, Mr. Davis has been designated as the eventual successor to Dr. William H. Koster, Neurogen’s Chief Executive Officer.  Dr. Koster will continue in his role as CEO and as a member of Neurogen’s Board of Directors.

Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer.  From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney.  Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co.  Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. degree from Vanderbilt University.  Mr. Davis is 46 years old.

Neurogen is also announcing that Dr. Stephen Uden has resigned his position as Executive Vice President, Head of R&D, to pursue other interests effective as of September 14, 2007.    As a result of Dr. Uden’s resignation, his Amended and Restated Employment Agreement dated May 8, 2007 will terminate as of September 14, 2007 in accordance with its terms.

 SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGEN CORPORATION
(Registrant)

By: /s/ STEPHEN R. DAVIS
Name: Stephen R. Davis
Date: September 14, 2007	Title: President and Chief Operating Officer